Exhibit 4.26

PROMISSORY NOTE COMBINATION #7 AGREEMENT

This Promissory Note Combination #7 Agreement, hereinafter referred to as “Note Combination #7”, entered into effective the 16th day of November, 2012 hereinafter referred to as the “Effective Date”, by and among Intellinetics, Inc, hereinafter called “Maker” and Alpharion Capital Partners, hereinafter called “Lender”.

Alpharion Note #6:

WHEREAS, Maker and Lender have entered into a Promissory Note and Subscription Agreement dated December 1, 2011 “December 1, 2011 Issuance Date” for the amount of SEVEN THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($7,500), hereinafter referred to as “Alpharion Note #6”. Said Alpharion Note #6 was originally due one hundred eighty days from its December 1, 2011 issuance date.

WHEREAS, Maker and Lender have entered into a Promissory Note Extension Agreement dated May 29, 2012 extending the Alpharion Note #6 to a due date that is two-hundred seventy days from the December 1, 2011 Issuance Date.

WHEREAS, Maker and Lender have entered into a Promissory Note Second Extension Agreement dated August 27, 2012 extending the Alpharion Note #6 to a to a due date of November 16, 2012. All other provisions of Alpharion Note #6 were unchanged.

Alpharion Note #24:

WHEREAS, Maker and Lender have entered into a Promissory Note and Subscription Agreement dated May 21, 2012 “May 21, 2012 Issuance Date” for the amount of FIFTY THOUSAND AND 00/100 DOLLARS ($50,000), hereinafter referred to as “Alpharion Note #24”. Said Alpharion Note #24 was originally due one hundred and eighty days from the May 21, 2012 Issuance Date.

Alpharion Note #27:

WHEREAS, Maker and Lender have entered into a Promissory Note and Subscription Agreement dated September 18, 2012 “September 18, 2012 Issuance Date” for the amount of SEVENTY FOUR THOUSAND AND NO/100 DOLLARS ($74,000), hereinafter referred to as “Alpharion Note #27”. Said Alpharion Note #27 was originally due one sixty days from the September 18, 2012 Issuance Date. All other provisions of Alpharion Note #27 were unchanged.

Alpharion Note Combination #7:

WHEREAS, Maker and Lender desire to enter into this Note Combination #7 in order to combine Alpharion Note #6, Alpharion Note #24 and Alpharion Note #27 for a total of $131,500 and extend the due date for an additional thirty days to December 16, 2012.

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NOW, THEREFORE, it is duly agreed by both Maker and Lender to combine Alpharion Note #6, Alpharion Note #24 and Alpharion Note #27 for a total of $131,500 (hereinafter collectively referred to as the “Alpharion $131,500 Note”), and extend the due date of such Alpharion $131,500 Note to a due date until December 16, 2012.

All other provisions of Alpharion Note #6, Alpharion Note #24 and Alpharion Note #27 (if applicable) shall prevail unless otherwise written.

IN WITNESS WHEREOF, the undersigned Maker and Lender have duly executed this Note Combination #7 as of the Effective Date.

INTELLINETICS, INC.

By:	/s/ William J. Santiago

ALPHARION CAPITAL PARTNERS, INC.

By:	/s/ Rick Hughes

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